NOTICE OF GRANT OF STOCK OPTION &	STERLING CONSTRUCTION COMPANY, INC.	EXHIBIT 10.4
STOCK OPTION AGREEMENT	TAXPAYER ID #:25-1655321
2751 CENTERVILLE ROAD - SUITE 3131
WILMINGTON, DELAWARE 19803

Optionee:	James H. Allen

Grant Date:	August 7, 2007 (Option No. 521/Option Type: ISO)

Option Shares:	13,707

Option Price Per Share:	$18.990

Option Expiration Date:	August 7, 2012

Option Plan:	2001 Stock Incentive Plan

Effective on the Grant Date set forth above, Sterling Construction Company, Inc. (the "Company") has granted to you a stock option that to the extent permissible under applicable tax laws and regulations is intended to be an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the "Code") to purchase the number of Option Shares of the Company's common stock (par value $0.01 per share) set forth above at the Option Price Per Share set forth above, on the condition that you enter into this Option Agreement with the Company.

The Option Shares become exercisable (vest) in installments from and after the vesting dates set forth below:

Number of Option Shares	Vesting Date
4,569	August 7, 2008
4,569	August 7, 2009
4,569	August 7, 2010

You may purchase any one or more of the Option Shares that become exercisable on a given date from that date through and including the Option Expiration Date set forth above, unless this Option is sooner terminated or ceases to be exercisable as provided in this Agreement or in the Option Plan.

By signing this Option Agreement, you and the Company agree that this Option is governed by the terms and conditions set forth on this page and on the following Pages 2 and 3 of this Option Agreement as well as by the terms and conditions of the Option Plan, a copy of which has been furnished to you.  An additional copy of the Option Plan will be furnished to you on request to the Company's Treasurer.

Sterling Construction Company, Inc.		Optionee

By:
	Patrick T. Manning	James H. Allen
Chairman & Chief Executive Officer

ADDITIONAL STOCK OPTION AGREEMENT TERMS

1.	Exercises. For an exercise to be effective, the Company must receive from you:

(a)	A written notice signed by you stating the Option Grant Date and the number of Option Shares you wish to purchase; and

(b)
Payment for the Option Shares either (i) by personal, cashier's or certified check; or (ii) by the surrender of shares of the Company's Common Stock that you have held for at least six months and that have a fair market value (as defined in the Plan) on the date of exercise equal to the purchase price of the Option Shares being purchased, or a combination of both, all according to the rules and regulations relating to the Plan.

2.	Issuance of Option Shares.

(a)	You will have no rights as a shareholder of the Company with respect to any Option Shares purchased under this Option until a certificate representing such shares has been issued and delivered to you.

(b)	The Company will not be obligated to deliver a certificate for any Option Shares unless —

(i)
Provision acceptable to the Company has been made for the payment of any federal, state and local taxes that are due or that are required to be withheld by the Company because of the purchase of the Option Shares; and

(ii)
There has been compliance with all federal and state laws and regulations, in particular, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations promulgated under those acts, that the Company deems applicable, and all other legal matters in connection with the issuance and delivery of the Option Shares have been approved by the Company's counsel.

3.
Non-Transferability.  During your lifetime, this Option may only be exercised by you or in the case of your disability, by your legal representative.  In addition, this Option may not be assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except (a) by your will or according to the laws of descent and distribution; or (b) to immediate family members (as defined in the Option Plan) to the extent permitted by applicable laws.

4.
Termination of Employment.  For purposes of this Section 4, the word “Company” includes the Company’s subsidiaries, and the "Termination Date" means the date that you cease to have an employment relationship with the Company.

(a)
If your employment terminates by reason of (i) your permanent disability as defined in any employment agreement between you and the Company, or if none is then in effect, as defined in Section 22(e)(3) of the Code;) or (ii) your death; or if you should die within three months after the Termination Date (unless termination was for Cause, as defined below), then this Option may nevertheless be exercised by you, by your legal representative, by your estate, or by your beneficiaries, as the case may be, but only to the extent it was exercisable on the Termination Date and only on or before the earlier to occur of (x) the first anniversary of the Termination Date and (y) the Option Expiration Date.

(b)
If your employment is terminated pursuant to a "cause" or "good reason" provision of any employment agreement between you and the Company and/or any of its subsidiaries, or absent such an agreement, for Cause (as defined below,) then this Option will terminate effective upon the Termination Date.

(c)
If your employment terminates for any reason other than those set forth in Sections 4(a) or 4(b), above, then this Option may nevertheless be exercised by you, but only to the extent it was exercisable on the Termination Date and only on or before the earlier to occur of (i) the expiration of ninety days after the Termination Date and (ii) the Option Expiration Date.

(d)
"Cause" shall mean willful misconduct by you or willful failure by you to perform your responsibilities to the Company (including but not limited to a breach of any material provision of any agreement between you and the Company) as determined by the Company acting in good faith, which determination shall be conclusive.  Your employment shall be considered to have been terminated for Cause if the Company determines within thirty days after the Termination Date that discharge for Cause was warranted.

5.	Not an Employment Agreement. Nothing in this Option Agreement shall in any way affect your right to resign from the Company's employ or the Company's right to terminate your employment.

6.
Adjustments.  As more fully described in the Plan, the number and kind of shares issuable under this Option and the Option Price Per Share will be adjusted to account for any reorganization, merger, recapitalization, or the like that affects the Company's shares.

7.
Acceleration of Vesting.  This Option shall become immediately exercisable as to all then unvested shares thirty days prior to the effective date of a Change In Control of the Company as that term is defined in the Option Plan.

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